EXHIBIT 99.1

Smithfield Foods Comments on First Quarter Earnings

And Proposed Farmland Foods Acquisition

Smithfield, Virginia (July 30, 2003) – Smithfield Foods, Inc. (NYSE: SFD) said today that the company expects earnings per share for its first quarter of fiscal 2004, ended July 27, to be in the range of $.18-$.21 per diluted share. The company reported $.11 per diluted share in the first quarter of fiscal 2003. Smithfield has approximately109 million shares outstanding.

The company attributes the improvement in earnings to dramatically improved results in the hog production group as a result of a 25 percent increase in live hog prices during the quarter. Live hog market prices were about 20 percent, or about $18 per head, above the first quarter of fiscal 2003 and the hog production group will report a substantial profit after three consecutive quarters of losses.

Improved hog production results are being substantially offset by continuing weak margins on fresh pork as a result of increased live hog prices and the seasonal impact historically associated with pork operations in summer months.

The company’s beef operations continue to experience strong margins with profits well above last year, in spite of higher cattle costs. International results are below those of a year ago.

The company noted that market conditions in pork processing are slowly improving and that frozen inventories of all proteins are below year-ago levels. Indications point toward production of all proteins to be lower in calendar 2003, suggesting improving fresh meat prices. The company noted that it continues to believe that earnings in fiscal 2004 will be well above those in fiscal 2003.

On July 29, the United States Bankruptcy Court for the Western District of Missouri approved Farmland Industries, Inc.’s motion to establish bid procedures for the sale of its pork assets. Under the court’s order, Smithfield has been officially designated the “stalking horse” bidder in a process in which additional bids for Farmland’s pork assets will be solicited for a period of 45 days. As the stalking horse bidder, Smithfield will be entitled to receive a $10 million breakup fee if a superior bid is selected. Should the company be successful in purchasing Farmland, closing is anticipated to occur in late September or early October.

With annualized sales of $8 billion, Smithfield Foods is the leading processor and marketer of fresh pork and processed meats in the United States, as well as the largest producer of hogs. For more information, please visit www.smithfieldfoods.com.

This news release may contain “forward-looking” information within the meaning of the federal securities laws. The forward-looking information may include statements concerning the company’s outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. The forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include availability and prices of livestock, raw materials and supplies, livestock costs, livestock disease, food safety, product pricing, the competitive environment and related market conditions, ability to make and successfully integrate acquisitions, operating efficiencies, access to capital, the cost of compliance with environmental and health standards, adverse results from ongoing litigation and actions of domestic and foreign governments.

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Contact:

Jerry Hostetter

Smithfield Foods, Inc.

(212) 758-2100

jerryhostetter@smithfieldfoods.com

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